UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
FORM 8-K __________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2016 (September 6, 2016)
Townsquare Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-197002 (Commission File Number)	27-1996555 (I.R.S. Employer Identification No.)
240 Greenwich Avenue Greenwich, Connecticut 06830 (203) 861-0900 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________
Check the appropriate box below if Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 435 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a - 12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2016, Amy Miles resigned from her position as a member of the Board of Directors (the “Board”) of Townsquare Media, Inc. (the “Company”) and as chair of the Board’s Audit Committee. Ms. Miles’ resignation was not because of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Ms. Miles resigned in order to comply with new proxy voting policies of Glass Lewis relating to the maximum number of public company boards of directors a chief executive officer should serve on.

On September 9, 2016, the Board appointed Margaret M. Cannella as a director of the Company, filling the vacancy created by Ms. Miles’ departure. Ms. Cannella was appointed to take Ms. Miles’ place as chair of the Board’s Audit Committee. Ms. Cannella will serve as a Class III member of the Board. The terms of the Class III directors expire at the 2017 Annual Meeting of Shareholders.

Ms. Cannella currently serves as an Adjunct Professor in the Heilbrunn Center for Value Investing at Columbia Business School, a position she has held since September 2010, teaching courses in leveraged financing and credit markets. In 2009, after 30 years in investment banking in the U.S., Europe and Asia, Ms. Cannella retired from JPMorgan Chase & Co. as Managing Director and Head of Global Credit Research. Ms. Cannella previously served as Head of U.S. Equity and Credit Research at JPMorgan. In these roles, Ms. Cannella was a member of the operating committee for global markets, chaired JPMorgan's capital market strategy function and represented JPMorgan on regulatory and self-regulatory bodies. Prior to joining JPMorgan in 1998, Ms. Cannella was a Managing Director at Citigroup Inc., ultimately responsible for Global Research. Ms. Cannella presently serves on the board of directors of AdvancePierre Foods Holdings, Inc. (NYSE: APFH), where she chairs the audit committee and on the board of directors of Watford Re Ltd., an affiliate of Arch Capital Group Ltd., where she chairs the investment committee. Ms. Cannella also serves as an independent trustee of the Schroder Funds, where she is a member of the audit committee. Ms. Cannella has previously served on the board of directors of Avolon Aircraft Holdings, Inc., where she chaired the nominations and corporate governance committee, and as a member of the Wilshire Mutual Funds, where she chaired the investment committee. Ms. Cannella holds an undergraduate degree from Princeton University in East Asian Studies and an M.B.A. degree in Finance from Columbia Business School.

The Board reviewed and discussed the qualifications of Ms. Cannella as a director nominee, and determined that she is an “independent director” in accordance with the New York Stock Exchange (“NYSE”) listing standards. The Board also determined that Ms. Cannella is an “independent director” under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, she is financially literate as required by NYSE Rule 303A.07, and qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Ms. Cannella will be compensated for her service as a director in the same manner as the Company’s other non-employee directors.

In connection with her appointment, the Company and Ms. Cannella will enter into an indemnification agreement in the form in which the Company has entered into with each of its directors.

There are no arrangements or understandings between Ms. Cannella and any other person or persons pursuant to which she was selected as a director of the Company. There are no current or proposed transactions in which Ms. Cannella, or any member of her immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities Exchange Commission.

As previously disclosed on the “Equity Investors” section of the Company’s website, Gary Ginsberg has been chosen to preside at all executive sessions of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
Name: Stuart Rosenstein
Title: Executive Vice President and Chief Financial Officer

Date: September 12, 2016

3